                        UNITED STATES                               OMB NUMBER
             SECURITIES AND EXCHANGE COMMISSION                      3235-0058
                   Washington, D.C.  20549                     SEC FILE NUMBER
                                                                       0-12851
                         FORM 12b-25                              CUSIP NUMBER
                                                                     055483101
                 NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K   [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
              [ ] Form N-SAR

                 For Period Ended:  December 31 1994
                 [ ]      Transition Report on Form 10-K
                 [ ]      Transition Report on Form 20-F
                 [ ]      Transition Report on Form 11-K
                 [ ]      Transition Report on Form 10-Q
                 [ ]      Transition Report on Form N-SAR
             For the Transition Period Ended:
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

BKLA Bancorp
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Full Name of Registrant

            n/a
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Former Name if Applicable

8901 Santa Monica Boulevard
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Address of Principal Execution Office (Street and Number)

West Hollywood, California  90069
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City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

                          (a)     The reasons described in reasonable detail in
                                  Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]              (b)     The subject annual report, semi-annual
                                  report, transition report on Form 10-K, Form
                                  20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

See Exhibit 1


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                         Allen Partridge                        310               843-1470
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                             (Name)                         (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                 [ ] Yes [X] No

                 If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  BKLA Bancorp
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 31, 1995                   By   /s/ Allen Partridge
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                                         Allen Partridge,
                                         Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION

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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001)
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                                               (Attach Extra Sheets If Needed)

                                 EXHIBIT INDEX


Exhibit 1     Part III - Narrative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Page 4